Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Prospectus Supplement dated October 3, 2018 of Select Income REIT relating to the registration of 24,918,421 common shares of beneficial interest which forms part of the Registration Statement (Form S-3 No. 333-227661) of Select Income REIT and to the incorporation by reference therein of our report dated March 28, 2018, with respect to the consolidated financial statements and schedules of Industrial Logistics Properties Trust, included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

October 3, 2018